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                                     FORM 15

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange
  Act of 1934 or Suspension of Duty to File Reports Under Section 13 and 15(d)
                   of the Securities Exchange Act of 1934.

                         Commission File Number 1-12428

                             Oasis Residential, Inc.
                             ----------------------
             (Exact name of registrant as specified in its charter)

         4041 East Sunset Road, Henderson, Nevada, 89014, (702) 435-9800
         ---------------------------------------------------------------
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          Common Stock, $0.01 par value
                          -----------------------------
        Series A Cumulative Convertible Preferred Stock, $0.01 par value
        ----------------------------------------------------------------
             (Title of each class of securities covered by this Form)

                                      None
                                      ----
          (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)       [x]*          Rule 12h-3(b)(1)(ii)      [ ]
Rule 12g-4(a)(1)(ii)      [ ]           Rule 12h-3(b)(2)(i)       [ ]
Rule 12h-4(a)(2)(i)       [ ]           Rule 12h-3(b)(2)(ii)      [ ]
Rule 12g-4(a)(2)(ii)      [ ]           Rule 15d-6                [ ]
Rule 12h-3(b)(1)(i)       [x]*

         Approximate number of holders of record as of the certification or
notice date:    1

         *Oasis Residential, Inc. was merged with and into Camden Subsidiary II, Inc., a wholly-owned subsidiary of Camden Property Trust, effective April 8, 1998.

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         Pursuant to the requirements of the Securities Exchange Act of 1934,
Oasis Residential, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE: April 15, 1998
                                        OASIS RESIDENTIAL, INC.

                                        BY: CAMDEN SUBSIDIARY II, INC.

                                        By: /s/ G. Steven Dawson
                                            ---------------------------------
                                            G. Steven Dawson
                                            Senior Vice President-Finance,
                                            Chief Financial Officer,
                                            Treasurer and Assistant Secretary